Putnam Global Financials Fund 8/31/13

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

60
The fund is currently operating as a diversified fund. In the future, the fund may operate as a non diversified fund to the extent permitted by applicable law. Under current law, shareholder approval would be required before the fund could operate as a non diversified fund.



72DD1 (000s omitted)		Class A	    38

72DD2 (000s omitted)		Class R	     2
					Class Y	    15


73A1					Class A	0.074
					Class M	0.010


73A2					Class R	0.048
					Class Y	0.100

74U1	(000s omitted)		Class A	   572
					Class B	    52
					Class C	   292
		               Class M	     8


74U2	(000s omitted)		Class R	    41
					Class Y	   339

74V1					Class A	13.70
					Class B	13.53
					Class C	13.43
					Class M	13.62


74V2					Class R	13.60

					Class Y	13.74




Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.